UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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Soliciting Material Pursuant to § 240.14a-12

DIEDRICH COFFEE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 2, 2006

Dear Diedrich Coffee, Inc. Stockholder:

On March 2, 2006, Diedrich Coffee, Inc. will hold its annual meeting of stockholders at The Balboa Bay Club & Resort, 1221 W. Coast Highway, Newport Beach, CA 92663. The meeting will begin at 9:30 a.m. local time. We will serve our premium coffee.

Only stockholders of record at the close of business on February 3, 2006 can vote at this meeting or, any adjournments that may take place. At the meeting, we will:

1.	Elect a board of directors to serve until the next annual meeting of stockholders.

2.	Vote to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 28, 2006.

We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting. The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement that is attached to and a part of this notice.

The board of directors recommends that you vote for all of the proposals.

By order of the board of directors,

Paul C. Heeschen Chairman of the Board of Directors

Irvine, California

February 7, 2006

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MARCH 2, 2006

INTRODUCTION

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Diedrich Coffee, Inc., a Delaware corporation, of proxies for use at its annual meeting of stockholders to be held on March 2, 2006 at 9:30 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at The Balboa Bay Club & Resort, 1221 W. Coast Highway, Newport Beach, CA 92663. We intend to mail this proxy statement and accompanying proxy card on or about February 8, 2006 to all stockholders entitled to vote at the annual meeting.

INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attention: Corporate Secretary.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the proposals. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before our annual meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Solicitation of Proxies

We will pay the entire cost of soliciting proxies. In addition to soliciting the proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and to secure their voting instructions, if necessary. We will reimburse record holders for their reasonable expenses in performing these tasks. If necessary, we may use our regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, letter or other means.

Record Date and Voting Rights

Our board of directors has fixed February 3, 2006 as the record date for determining the stockholders which are entitled to notice of, and to vote at, our annual meeting. Only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our annual meeting. As of February 3, there were 5,307,789 shares of our common stock outstanding held by 643 record holders in addition to approximately

2,300 holders who do not hold shares in their own names. A majority of these shares must be present at our annual meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which the holders are present in person at our annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our annual meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

The nominees for election as directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. To be approved, Proposal 2 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present and will have the effect of a vote against the proposal, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Our board of directors urges you to complete, date and sign the accompanying proxy and to return it promptly.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected once a year at our annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between three and seven directors with the precise number to be determined by resolution of our board of directors. The authorized number of members of our board of directors, as of the date of our annual meeting, will be five. If a quorum is present at our annual meeting, the five nominees receiving the greatest number of votes will be elected and serve until their respective successors are elected at the next annual meeting of stockholders and qualified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. Each of the nominees has consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable or unwilling to serve if elected as director. In the event that any nominee is unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the independent directors on our board of directors may propose. The following table lists the directors of the Company and provides their respective ages and titles as of January 13, 2006.

Name	Age	Title	Director Since
Paul C. Heeschen(1)	48	Chairman of the Board of Directors	1996
Peter Churm(2)(3)	79	Director	1996-2005, 2006
Lawrence Goelman(1)(2)	64	Director	1996
Richard S. Spencer, III	52	Director	2001
Timothy J. Ryan(2)	65	Director	2005

(1)	Member of the compensation committee of the board of directors.
(2)	Member of the audit committee of the board of directors.
(3)	Mr. Churm was a director from 1996 until July 2005. He rejoined the board of directors in January 2006.

There are no family relationships among any of the directors or executive officers of Diedrich Coffee, Inc. The principal occupation for at least the last five years of each nominee for director, as well as other information, is set forth below.

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. For the past 13 years, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, LP, D.C.H., LP and Redwood Enterprises VII, LP, and a trustee of the Palm Trust, each of which are stockholders of Diedrich Coffee, Inc. Mr. Heeschen serves on the board of directors of PC Mall, Inc., a publicly traded supplier of technology solutions for business, government and educational institutions as well as consumers.

Peter Churm first joined our board of directors in October 1996, retired from the board in July 2005, and rejoined it in January 2006. He retired from his position as Chairman Emeritus of Furon Company, a designer, developer and manufacturer of products made primarily from specially formulated high performance polymer materials, in November 1999 in connection with the acquisition of Furon Company. He had held that position since 1992. He served as Chairman of the board of directors of Furon Company from May 1980 through February 1992 and was President for more than 16 years prior to that time. He also serves on the board of directors of CKE Restaurants, Inc., a publicly traded food service company.

Lawrence Goelman joined our board of directors in October 1996 and was the chairman of our board of directors and interim Chief Executive Officer from March 1997 to November 1997. Mr. Goelman has served as the Managing Partner of Tremont Partners, Inc., a privately held consulting company, since 1995. Until March 2001, Mr. Goelman was also the Managing Partner of GazelleLab LLC, a private venture development firm. From May 1996 to December 1996, Mr. Goelman was the interim President and Chief Executive Officer of Pinnacle Micro, Inc., a publicly owned company that manufactures compact disc recording devices. Before that, he served for 14 years as Chairman, President and Chief Executive Officer of CostCare, Inc., which was acquired by John Hancock Life Insurance Company.

Richard S. Spencer, III joined our board of directors in December 2001. Since May 1993, Mr. Spencer has been manager or president of Westcliff Capital Management, LLC or its predecessor company. Westcliff Capital Management, LLC is an investment advisor for certain investment funds and institutional investors, some of which are stockholders of Diedrich Coffee, Inc. Mr. Spencer is a director of KFx Inc., a publicly traded “clean energy” technology company.

Timothy J. Ryan joined our board of directors on October 10, 2005 through appointment by our board of directors. Mr. Ryan previously served as our Chief Executive Officer from November 1997 to October 2000. Since April 1999, he has been a director of Rubio’s Restaurants, Inc., a publicly traded fast-casual fresh Mexican grill restaurant chain. From December 1995 to December 1996, Mr. Ryan served as President and Chief Operating Officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he also served as a Senior Vice President. From November 1988 to December 1993, Mr. Ryan served as Senior Vice President of Marketing at Taco Bell Worldwide and, from December 1993 to December 1995, he served as Senior Vice President of Taco Bell’s Casual Dining Division.

Vote Required and Recommendation of the Board of Directors

The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that you vote for each nominee named in Proposal 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending June 28, 2006. Representatives of BDO Seidman, LLP are expected to be at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the audit committee of our board of directors is seeking ratification of its selection of BDO Seidman, LLP from our stockholders as a matter of good corporate practice. If the stockholders do not ratify this selection, the audit committee of the board of directors will reconsider its selection of BDO Seidman, LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the current fiscal year.

The board of directors recommends that you vote in favor of Proposal 2.

BOARD MEETINGS, COMMITTEES AND RELATED MATTERS

Board Meetings

During our fiscal year ended June 29, 2005, our board of directors met four times. All directors serving on the board at the times of those meetings attended at least 75% of such board meetings. The compensation committee met one time and all members were present. The audit committee met seven times and all members serving on the committee at the times of those meetings were present at all such meetings.

Director Independence

Our board of directors has determined that each of Peter Churm, Lawrence Goelman, Paul C. Heeschen, Richard S. Spencer, III and Timothy J. Ryan is “independent” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

Committees of the Board of Directors

The company has two standing committees: an audit committee and a compensation committee. Each member of the audit and compensation committees of the board of directors has been determined by our board of directors to be “independent.” The committees operate under written charters that are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Audit Committee. It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm;

monitoring the independence and performance of our independent registered public accounting firm; and facilitating communication among the independent registered public accounting firm, our management and our board of directors. The audit committee has the authority to conduct any investigation appropriate to fulfill its responsibilities; has direct access to all of our employees and the independent registered public accounting firm. The audit committee also has the authority to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts that it deems necessary to the performance of its duties.

The audit committee met seven times during fiscal year 2005 and otherwise accomplished its business without formal meetings. The audit committee is currently composed of Mr. Churm, Mr. Goelman, who serves as chairman, and Mr. Ryan. Our board of directors has determined that each of Mr. Churm, Mr. Goelman and Mr. Ryan is “independent” within the meaning of the enhanced independence standards contained in Nasdaq Marketplace Rule 4350(d) that relate specifically to members of audit committees. Our board of directors has also determined that each of Mr. Goelman and Mr. Ryan is qualified to serve as our “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K, and that each is independent, as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The “Report of the Audit Committee” is included in this proxy statement beginning at page 15. The Audit Committee charter was filed with the Securities and Exchange Commission on October 29, 2004 with the Company’s 2004 Definitive Proxy Statement.

Compensation Committee. It is the responsibility of the compensation committee to assist the board of directors in discharging the board of director’s responsibilities regarding the compensation of our employees and directors. The specific duties of the compensation committee include: determining the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; setting or making recommendations to the board of directors regarding compensation levels based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to the board of directors regarding our overall compensation structure, policies and programs.

The compensation committee met once during fiscal year 2005 and otherwise accomplished its business without formal meetings. The members of the compensation committee are currently Mr. Goelman and Mr. Heeschen. Mr. Heeschen currently serves as the chairman of the compensation committee. The “Report of the Compensation Committee on Executive Compensation” is included in this proxy statement beginning at page 13.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that set forth several important principles regarding the activities of the board of directors and its committees as well as other matters. Our corporate governance guidelines are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Meetings of Non-Management Directors

None of the current members of the board of directors are officers of Diedrich Coffee, Inc. The non-management members of our board regularly meet without any members of management present during regularly scheduled executive sessions after each board meeting.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, the members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors has reviewed and approved this code of conduct. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, and they may do so anonymously. Our code of conduct is available for viewing on the “Investor Services” segment of our website: www.diedrich.com. If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications With the Board of Directors

Our stockholders may communicate with our board of directors, a committee of our board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614. All communications will be compiled by our Corporate Secretary and forwarded to the board, the committee, or the directors as appropriate.

Director Nominations

The board of directors does not have a standing nominating committee. Consistent with the Corporate Governance Guidelines adopted by the board, the directors of the board, all of whom are currently independent, work together: to identify qualified individuals to become directors; to determine the composition of the board of directors and its committees; and to monitor and assess the effectiveness of the board of directors and its committees. With respect to the nominating process, the directors: identify, screen and nominate director candidates for election by our stockholders; review director candidates recommended by our stockholders; assist in attracting qualified director candidates to serve on the board; monitor the independence of current directors and nominees; and monitor and assess the relationship between the board of directors and our management with respect to the board’s ability to function independently of management. The board of directors believes that a standing nominating committee is not necessary because there are relatively few directors on the board, which facilitates close coordination of the nomination process, and all current members of the board are independent.

The board of directors regularly assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the board uses a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the board through current directors, professional search firms, stockholders or other persons. Once the board has identified a prospective nominee, the board evaluates the prospective nominee in the context of the then current constitution of the board and considers a number of factors, including the prospective nominee’s business, finance and financial reporting experience, and attributes that would contribute to an effective board of directors. The board of directors seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and the highest personal and professional ethics and values. The board of directors does not evaluate stockholder nominees differently from any other nominee.

Since the last annual meeting of stockholders, Mr. Churm and Mr. Ryan and were appointed by the board of directors to fill vacancies on the board and were nominated for election by the independent directors of the board.

Our board of directors will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame discussed below on page 22 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee, and such additional information about the nominating stockholder and each nominee that may be required by applicable securities laws. Additional requirements respecting stockholder proposals are described below under the heading “Stockholder Proposals” on page 22.

Director Attendance at Annual Meetings

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. Our last annual meeting of stockholders was attended by all directors then incumbent.

Director Compensation

Directors who are also our employees receive no extra compensation for their service on the board of directors. Currently, no employees serve on the board of directors. Non-employee directors are paid an annual fee of $12,000, which is paid quarterly. In addition, non-employee directors earn fees of $1,000 per board meeting attended in person, $500 per board meeting attended telephonically and $500 per committee meeting attended, whether in person or telephonically. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. In the fiscal year ended June 29, 2005, Mr. Churm earned $18,500, Mr. Goelman earned $22,500, Mr. Heeschen earned $16,500 and Mr. Spencer earned $16,000. In addition, non-employee directors are eligible to receive stock option grants under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. In the fiscal year ended June 29, 2005, each of our non-employee directors was granted 15,000 stock options under the 2000 Equity Incentive Plan.

Under our 2000 Equity Incentive Plan, each non-employee director automatically receives, upon first becoming a director, a one-time grant of an option to purchase up to 15,000 shares of our common stock. The initial options vest and become exercisable with respect to 50% of the underlying shares upon the earlier of the first anniversary of the grant date or immediately before the first annual meeting of stockholders following the grant date; provided that the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. The remaining 50% of the underlying shares vest upon the earlier of the second anniversary of the grant date or immediately before the second annual meeting of stockholders following the grant date; provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial grant, each non-employee director also automatically receives, upon re-election to our board of directors, an additional option to purchase up to 15,000 shares of our common stock. These additional options vest and become exercisable upon the earlier of the first anniversary of the grant date or immediately before the annual meeting of stockholders following the grant date; provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial and additional options, under the 2000 Equity Incentive Plan, each director, including each non-employee director, is eligible to receive other awards under the 2000 Equity Incentive Plan at the discretion of the administrator of the plan.

All non-employee director options granted under the 2000 Equity Incentive Plan have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. Vesting of non-employee director options granted under the 2000 Equity Incentive Plan accelerates in certain circumstances in connection with a change in control. During the fiscal year ended June 29, 2005, an aggregate of 75,000 options to purchase shares of our common stock were issued to non-employee directors under the 2000 Equity Incentive Plan.

Certain Relationships and Related Transactions

On May 10, 2004, we entered into a $5,000,000 Contingent Convertible Note Purchase Agreement with Sequoia Enterprises, LP (the “Lender”). Our Chairman, Paul C. Heeschen, is the sole general partner of the Lender. Through the Lender and several other entities, Mr. Heeschen beneficially owns 1,789,204 shares, or approximately 32%, of our common stock. The agreement provides for us to, at our election, issue notes up to an aggregate principal amount of $5,000,000. Issued notes are amortized on a monthly basis at a rate that will repay 60% of the principal amount of each note by May 10, 2007. The remaining 40% matures on that date. Interest on outstanding amounts is payable at LIBOR plus 3.30%, and a facility fee of 1.00% annually is payable on the unused portion of the facility. The notes are convertible into our common stock only upon certain changes of control. For notes issued and repaid, warrants to purchase shares are issued with the same rights and restrictions for exercise as existed for convertibility of the notes at the time of their issuance. Warrants are issued and exercisable only in the event of a change of control and expire on May 10, 2008. As of June 29, 2005, no amounts were outstanding under the facility. During the fiscal year ended June 29, 2005, we made interest and commitment fee payments of $134,000 to the Lender.

EXECUTIVE OFFICERS

The executive officers of Diedrich Coffee, Inc. as of February 7, 2006 are as follows:

Name	Age	Position(s) Held
Stephen V. Coffey	54	Chief Executive Officer
Sean M. McCarthy	44	Chief Financial Officer and Secretary
Matthew C. McGuinness	45	Executive Vice President of Development
Pamela J. Britton	53	Vice President and Chief Operating Officer
Steven G. Heyman	42	Vice President—Sales
Matthew C. Kimble	54	Vice President—Human Resources
Stephen W. Leach	51	Vice President—Coffee

The following is information regarding those persons currently serving as executive officers of Diedrich Coffee, Inc.:

Stephen V. Coffey became our Chief Executive Officer in December 2005. Mr. Coffey founded Coffey Management Company, a private advisory and management services company, in 1986, and has since provided management services to several companies under its auspices. Mr. Coffey became Chief Operating Officer of Edwards Theatres, Inc., a privately held film exhibitor, in January of 2000, and served as its President from June 2000 to December 2001. While serving as an executive of Edwards Theatres, Inc., Mr. Coffey led all aspects of the company’s turnaround effort. From January 2002 to March 2003, Mr. Coffey served as a consultant to Edwards Theatres, Inc. on creditor claims litigation issues. From December 2003 to January 2005, Mr. Coffey served as Chief Restructuring Advisor of Chevys, Inc., a privately held nationwide chain of Mexican restaurants, where he led all aspects of the restructuring of the company.

Sean M. McCarthy became our Chief Financial Officer and Secretary in January 2006, after serving as Vice President, Controller of the Company since April 2004. From February 2003 to April 2004, Mr. McCarthy was Vice President of ASM Hospitality Group, a privately owned consulting company. From June 1998 to February 2003, Mr. McCarthy served in various financial capacities for FRD Acquisition Company, Inc. (d.b.a. Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded food service company, first as Manager, Field Finance, then Manager, Financial Planning & Analysis, and finally as Director, Finance. From May 1997 to June 1998, Mr. McCarthy was a Business Analyst for Taco Bell, Inc. From August 1986 through May 1997, Mr. McCarthy served in various accounting and financial capacities for El Torito Restaurants, a subsidiary of Family Restaurants, Inc. Mr. McCarthy earned a B.S. degree in business management from Pepperdine University and a masters degree in business administration from the University of Southern California.

Matthew C. McGuinness joined Diedrich Coffee in March 2000 as Senior Vice President and Chief Financial Officer. In October 2000, he was promoted to Executive Vice President and Chief Financial Officer. In October 2003, he was appointed Executive Vice President of Development. From May 1998 to February 2000, Mr. McGuinness was Senior Vice President—Finance and Chief Financial Officer at Denny’s, Inc., a subsidiary of Advantica Restaurant Group, Inc., a publicly traded food service company. From 1991 until May 1998, Mr. McGuinness was Vice President—Finance and Chief Financial Officer at El Pollo Loco, Inc., also a subsidiary of Advantica Restaurant Group, Inc. Mr. McGuinness earned a B.A. degree in business administration from the University of Michigan and is a certified public accountant.

Pamela J. Britton joined Diedrich Coffee in February 2001 as Vice President of Operations of our Gloria Jean’s subsidiary. She was subsequently appointed Chief Operating Officer of Gloria Jean’s, and then Vice President and Chief Operating Officer of Diedrich Coffee, Inc. From July 1999 to February 2001, Ms. Britton was Vice President of Operations for Johnny Rockets Group, Inc., a privately owned food service company. From June 1992 until June 1999, Ms. Britton served as Vice President of Operations of Cinnabon World Famous Cinnamon Rolls, a division of the publicly traded food service company AFC Enterprises, Inc.

Steven G. Heyman joined Diedrich Coffee in October 2004 as Vice President—Sales. From January 2003 to October 2004, Mr. Heyman was the Vice President of Bossa Nova Beverage Group, Inc., a privately owned beverage distribution company. From March 1999 to December 2002, Mr. Heyman worked for The Pepsi Bottling Group, Inc., a publicly held company and manufacturer, seller and distributor of carbonated and non-carbonated Pepsi-Cola beverages, first as a Director of Sales and then as a Vice President of Sales. Prior to that Mr. Heyman worked for The Coca-Cola Company from 1986 to 1999. He worked in a variety of capacities, ultimately serving as a Senior National Account Executive from 1996 to 1999. Mr. Heyman earned a B.S. degree in Marketing and Business Administration from San Diego State University.

Matthew C. Kimble joined Diedrich Coffee in connection with our acquisition of Coffee People, Inc. in July 1999 and has served as our Vice President—Human Resources since then. From January 1997 until the acquisition, Mr. Kimble served as the Vice President, Human Resources of Coffee People. From 1991 to January 1997, he served as Employment Manager for Thrifty Payless Drug Stores, Inc. Mr. Kimble earned a B.A. degree in business administration from Olympic College.

Stephen W. Leach joined Diedrich Coffee in January 2000 as Director of Green Coffee Purchasing and in October 2004, he was promoted to Vice President, Coffee. From December 1996 to January 2000, Mr. Leach was a Trader with Royal Coffee, Inc., a private importer of specialty coffee in the United States. From January 1989 to December 1996, Mr. Leach served as Manager of Coffee Operations and later as Director of Coffee Operations for S&W Fine Foods, Inc., a division of Del Monte Foods that packs canned fruits, vegetables, beans, tomatoes, specialty products and premium coffees. From January 1978 to January 1989, Mr. Leach held various positions in the coffee importing, exporting and roasting fields. Mr. Leach earned a B.A. degree in Spanish from Elon College in North Carolina.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table sets forth compensation earned during the last three fiscal years by our Chief Executive Officer during the fiscal year ended June 29, 2005, and for the four most highly compensated executive officers other than our Chief Executive Officer who were serving as our executive officers at the end of the last completed fiscal year.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Compensation($)		Long-Term Compensation; Awards; Securities; Underlying Options(#)
Roger M. Laverty(1) President and Chief Executive Officer	2005 2004 2003	$300,000 305,870 48,187	$180,000 128,525 —	$31,482 20,232 3,372	(3) (4) (4)	— — 200,000

Martin A. Lynch(2) Executive Vice President and Chief Financial Officer	2005 2004 2003	$220,000 165,000 —	$10,000 55,000 —	6,109 5,252 —	(4) (4)	— 150,000 —

Matthew C. McGuinness Executive Vice President of Development	2005 2004 2003	$250,000 245,192 248,467	$10,000 60,000 18,000	8,400 8,400 8,400	(5) (5) (5)	— — —

Pamela J. Britton Vice President and Chief Operating Officer	2005 2004 2003	$221,538 210,510 194,785	$50,000 50,000 18,000	— — —		— — —

Stephen W. Leach Vice President—Coffee	2005 2004 2003	$166,325 155,250 153,938	$15,000 14,400 6,500	5,800 5,400 5,400	(5) (5) (5)	— — —

(1)	Mr. Laverty joined Diedrich Coffee, Inc. on April 29, 2003. Accordingly, the amount paid to him in fiscal 2003 reflects only a partial-year salary. Mr. Laverty resigned on December 13, 2005.
(2)	Mr. Lynch joined Diedrich Coffee, Inc. in October 2003. Accordingly, the compensation disclosed in the table for fiscal 2004 reflects only a portion of the fiscal year. Mr. Lynch retired on January 1, 2006.
(3)	Payments for medical benefits, personal tax preparation fees, life insurance policy and car allowance.
(4)	Payments for medical benefits and car allowance.
(5)	Payments for car allowance.

Stock Option Grants in Fiscal Year Ended June 29, 2005

No options were granted during fiscal year 2005 to any named executive officers of Diedrich Coffee, Inc.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the number and value of unexercised options held by the following named executive officers on June 29, 2005. None of these executive officers exercised options to purchase common stock during the fiscal year ended June 29, 2005.

	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-The-Money Options at Fiscal Year End($)(1)
Name	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)
Roger M. Laverty(3)	100,000	100,000	$123,000	$123,000
Martin A. Lynch(4)	112,500	37,500	145,125	48,375
Matthew C. McGuinness	75,416	3,334	48,166	2,334
Pamela J. Britton	48,333	6,667	58,983	4,667
Stephen W. Leach	9,375	—	6,525	—

(1)	These amounts represent the difference between the exercise price of the in-the-money options and the market price of our common stock on June 29, 2005. The closing price of our common stock on that day on the Nasdaq National Market was $4.67. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.
(2)	Future exercisability is subject to a number of factors, including, but not limited to, the optionee remaining employed by us.
(3)	Mr. Laverty resigned on December 13, 2005. Under the stock option agreement between us and Mr. Laverty, 50,000 additional options will vest on April 24, 2006. On the one-year anniversary of his resignation, December 13, 2006, all of Mr. Laverty’s options will expire.
(4)	Mr. Lynch retired on January 1, 2006. As of such date, all of his 150,000 options had vested. The options will remain exercisable until December 31, 2006.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

The following section describes the terms of the employment agreements and compensatory arrangements between us and those who served as our named executive officers at the end of the last fiscal year and those who currently serve as executive officers.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS WITH CURRENT

EXECUTIVE OFFICERS

Stephen V. Coffey. Effective December 14, 2005, Mr. Coffey entered into an engagement agreement with us appointing him Chief Executive Officer. Mr. Coffey’s engagement agreement provides that his management company will be paid a fee of $60,000 per month and that, if the engagement is terminated by us within six months, his management company will receive a severance payment equal to $60,000. A one-time bonus is payable at the end of the engagement. The bonus will be paid in the form of stock (60%) and cash (40%) and will be in an amount that is equal to the sum of 5.0% of the appreciation of our total market capitalization during the term of the engagement (as measured by the increase in our stock price). In addition, if we are acquired by any person, other than a current affiliate, within 12 months of the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, the management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization; provided, however, that the additional bonus will not be paid if the engagement is terminated by either party prior to six months from the effective date.

Matthew C. McGuinness. In March 2000, Mr. McGuinness entered into an employment agreement with us appointing him Senior Vice President and Chief Financial Officer. The agreement provided for an annual base salary of $206,600 and an annual incentive bonus of up to 50% of base salary based on our and Mr. McGuinness’ performance against objectives approved by our board of directors. If terminated without cause, Mr. McGuinness is entitled to receive twelve months’ salary as severance compensation. Mr. McGuinness also received options to purchase up to 18,750 shares of our common stock at an exercise price of $15.36 per share. The options vested over three years at a rate of 33% per year. In October of 2000, Mr. McGuinness was elected to serve as our Executive Vice President and Chief Financial Officer. As a result, his employment agreement was amended to provide for an annual base salary of $250,000. In October 2003, Mr. McGuinness was appointed Executive Vice President of Development. Mr. McGuinness receives employee benefits consistent with our policies for other senior executives and participations in our stock option plan at the vice president level.

Sean M. McCarthy. On January 1, 2006, Mr. McCarthy was promoted to Chief Financial Officer. His letter agreement with us provides for an annual base salary of $200,000 and an annual incentive bonus of up to 25% of his annual base salary. Mr. McCarthy receives employee benefits consistent with our policies for other senior executives and participations in our stock option plan at the vice president level.

Pamela J. Britton. In February 2001, Ms. Britton became Vice President of Operations for Gloria Jean’s Coffee. Her employment letter provided for an annual base salary of $175,000. During Ms. Britton’s first year of employment, she received a guaranteed bonus of $52,500. The employment letter also provides for an annual incentive bonus of up to 30% of her base salary based on our and Ms. Britton’s performance against objectives approved by our board of directors. Ms. Britton also received options to purchase up to 20,000 shares of our common stock at an exercise price $2.84. The options vested over three years at a rate of 33% per year. Upon being promoted to Vice President and Chief Operating Officer of Diedrich Coffee, Inc., Ms. Britton’s responsibilities were increased to include operational responsibility for our Diedrich Coffee, Inc., Coffee People, and Gloria Jean’s Coffees brands. Ms. Britton’s current base salary is $244,000 per year, she receives employee benefits consistent with our policies for other senior executives and she participates in our stock option plan at the vice president level.

Stephen W. Leach. In October 2004, Mr. Leach was promoted to Vice President—Coffee and entered into an employment agreement with us. The agreement provided for an annual base salary of $170,000 and provides for an annual incentive bonus of up to 25% of annual base salary that is paid upon achievement of specific financial goals. Mr. Leach’s current base salary is $185,000 per year, he receives employee benefits consistent with our policies for other senior executives and he participates in our stock option plan at the vice president level.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS WITH

FORMER NAMED EXECUTIVE OFFICERS

Roger M. Laverty. On April 24, 2003, Mr. Laverty entered into an employment agreement with us to serve as our President and Chief Executive Officer. The agreement provided for an annual base salary of $300,000 and an annual incentive bonus of up to 50% of his base salary based on our and Mr. Laverty’s performance against objectives approved by our board of directors. Mr. Laverty received employee benefits consistent with our policies for other senior executives. Mr. Laverty also received options to purchase up to 200,000 shares of our common stock at an exercise price of $3.44 per share, of which 50,000 options vested upon each of the two anniversaries of Mr. Laverty’s employment with us. Under the stock option agreement between us and Mr. Laverty, 50,000 additional options will vest on April 24, 2006, after which date no additional options will vest. On December 13, 2006, all options issued pursuant to agreements between us and Mr. Laverty will become unexercisable. Pursuant to his employment agreement, we will pay Mr. Laverty severance of $300,000 and reimburse Mr. Laverty’s payments for health insurance premiums under COBRA until the earlier of the passage of 12 months from the date of his resignation or Mr. Laverty’s resumption of full-time employment.

Martin A. Lynch. On March 26, 2004, Mr. Lynch entered into an employment agreement with us. The agreement provided for an annual base salary of $220,000 and, in the discretion of the compensation committee, a potential annual incentive bonus of approximately 50% of his base salary based on our and Mr. Lynch’s performance against objectives approved by our board of directors. Mr. Lynch received employee benefits consistent with our policies for other senior executives, and was reimbursed for his mid-week lodging expenses. Upon entering into his employment agreement, Mr. Lynch received options to purchase up to 150,000 shares of our common stock under the 2000 Equity Incentive Plan at an exercise price of $3.38 per share, all of which had vested by the time of his retirement. Because Mr. Lynch voluntarily retired, he did not receive any severance payments; however, the board of directors did extend the time period in which Mr. Lynch may exercise his options to December 31, 2006.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

During the fiscal year ended June 29, 2005, our compensation committee consisted of Mr. Churm, Mr. Goelman and Mr. Heeschen. Mr. Churm served as chairman of the compensation committee until he retired on July 15, 2005. Mr. Heeschen currently serves as the committee chair. The compensation committee administers our stock option plans and sets compensation levels for our executive officers. Our executive compensation policies and programs are designed to:

•	provide competitive levels of overall compensation that will attract and retain the best executive talent in the industry;

•	motivate executive officers to perform at their highest level;

•	align executive officer and stockholder interests to create stockholder value; and

•	reward executive officers for achievement of corporate and individual objectives.

To achieve these goals, our compensation committee and board of directors have established an executive compensation program consisting primarily of three integrated components: base salary, annual bonus, and stock options.

Base Salary. Base salaries for executive officers are set by our compensation committee after considering factors such as competitive environment, experience level, position, responsibility and overall contribution of the executive. Base salaries for the executive officers were established in their respective employment and letter agreements.

Annual Bonus. All executive officers, other than our current Chief Executive Officer, are eligible to receive an annual bonus. The employment and letter agreements for the executive officers, other than our current Chief Executive Officer, provide for discretionary performance bonuses based upon our performance and the respective executive officer’s contribution to this performance.

Stock Options. The third component of the compensation program for executive officers is in the form of stock option awards. The Diedrich Coffee, Inc. 2000 Equity Incentive Plan provides for long-term incentive compensation for our employees, including executive officers. Stock option awards align the interests of executive officers with those of our stockholders by providing the officers with an equity interest in Diedrich Coffee, Inc., thereby providing incentive for the executive officers to maximize stockholder value. Option awards directly tie executive compensation to the value of our stock. Our compensation committee is responsible for determining, subject to the terms of the 2000 Equity Incentive Plan, the individuals to whom grants are made, the timing of grants and the number of shares per grant. The number of shares subject to and the exercise price of the awards, if any, are determined based upon the individual’s position in our company, competitive company practices and the number of unvested shares already held by the individual. During the fiscal year ended June 29, 2005, the compensation committee granted stock options to Steven Heyman.

Chief Executive Officer. Mr. Coffey’s engagement agreement is described above under the caption “Employment Agreements and Compensatory Arrangements—Employment Agreements and Compensatory Arrangements with Current Executive Officers.” Customarily, the process of establishing the Chief Executive Officer’s initial and continuing compensation generally parallels the process and criteria used in establishing compensation levels for other executive officers. The arrangement with our current Chief Executive Officer is not customary, but provides for an arrangement that the compensation committee believes will align Mr. Coffey’s interests with those of our stockholders and provide Mr. Coffey with appropriate incentives. Specifically, the one-time bonus that is payable at the end of his engagement will be paid in the form of stock (60%) and cash (40%). In addition, the amount of the bonus will be equal to the sum of 5.0% of the appreciation of our total market capitalization during the term of his engagement, as measured by the increase in our stock price. As a result, improving our performance and causing such improved performance to be reflected in the price of our stock will benefit both our stockholders and Mr. Coffey.

Policy with Respect to Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code was amended to add Section 162(m). Section 162(m) and the regulations thereunder place a limit of $1 million on the amount of compensation that may be deducted by us in any year with respect to certain of our most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. At the present time, our executive officer compensation levels, other than “performance-based compensation,” do not exceed $1 million. Our compensation committee and board of directors plan to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

Respectfully submitted,

Paul Heeschen, Chairman

Lawrence Goelman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 29, 2005, our compensation committee consisted of Mr. Churm, Mr. Goelman and Mr. Heeschen. Mr. Churm served as chairman of the compensation committee until he retired on July 15, 2005. No member of the compensation committee was, during the fiscal year ended June 29, 2005 or at any other time, an officer or employee of Diedrich Coffee, Inc., except that Mr. Goelman served as our interim Chairman and CEO from March 1997 to November 1997. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of these other entities.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviews our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the audit committee received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm their independence from Diedrich Coffee, Inc. and its management. The audit committee has also considered whether the independent registered public accounting firms’ provision of non-audit services to us is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 29, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lawrence Goelman, Chairman

Timothy Ryan

Peter Churm

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by BDO Seidman, LLP for services provided during fiscal year 2005 and by KPMG LLP for services provided during fiscal year 2004.

	2005	2004
Audit Fees	$444,000	$208,000
Audit Related Fees	10,000	9,000
Tax Fees	40,000	38,000
All Other Fees	—	—

Total	$494,000	$255,000

Audit Fees. The fees identified under this caption were for professional services rendered by BDO Seidman, LLP for fiscal year 2005 and KPMG LLP for fiscal year 2004 in connection with the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings and engagements for the years identified. Audit fees in 2004 include an aggregate of $3,000 in fees paid in connection with the filing of a registration statement on Form S-8. In addition to the amount set forth in the table above, in 2005, an aggregate of $123,000 in fees were paid to KPMG LLP in connection with the filing of our Form 10-K/A for the fiscal year ended June 30, 2004.

Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our financial statements and were not reported under the caption “Audit Fees.” Audit-related fees consisted primarily of fees paid for the review and issuance of consents related to our uniform franchise offering circulars.

Tax Fees. Tax fees consist principally of assistance related to tax compliance and reporting.

Approval Policy. Our audit committee approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm in fiscal year 2005 were pre-approved by the audit committee.

STOCK PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison of the cumulative total returns for the period beginning on June 28, 2000 and ending on June 29, 2005 for:

•	our common stock;

•	the Total Return Index for the Nasdaq National Market (U.S. companies); and

•	the Total Return Index for Nasdaq Retail Trade Stocks.

Each of the below returns assumes an initial value of $100 and reinvestment of dividends (adjusted for reverse four-for-one stock split on May 8, 2001). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

	Investment Value
	6/28/2000	6/27/2001	7/3/2002	7/2/2003	6/30/2004	6/29/2005
Diedrich Coffee, Inc.	$100.00	$31.57	$24.35	$27.73	$47.83	$40.61
NASDAQ Stock Market	$100.00	$52.49	$35.13	$42.80	$52.16	$53.05
NASDAQ Retail Trade Stocks	$100.00	$99.08	$115.48	$118.00	$158.70	$184.51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2006 by:

•	each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from January 31, 2006.

Name And Address Of Beneficial Owner(1)	Amount And Nature Of Beneficial Ownership(2)		Percent Of Class(%)(2)
Sequoia Enterprises, LP 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	1,322,594	(3)	23.8
Westcliff Capital Management, LLC 200 Seventh Avenue, Suite 105 Santa Cruz, CA 95062	1,163,560	(4)	21.1
Peninsula Capital Management, Inc. One Sansome Street, Suite 3134 San Francisco, CA 94104	586,666	(5)	11.0
D.C.H., L.P. 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	355,290	(6)	6.7
Paul C. Heeschen	1,789,204	(7)	32.0
Richard S. Spencer, III	1,189,810	(8)	21.5
Lawrence Goelman	59,425	(9)	1.1
Timothy J. Ryan	7,500	(10)	*
Peter Churm	10,000	(11)	*
Roger M. Laverty	100,000	(12)	1.8
Stephen V. Coffey	—		—
Martin A. Lynch	150,000	(13)	2.7
Sean M. McCarthy	6,666	(14)	*
Matthew C. McGuinness	83,250	(15)	1.5
Pamela J. Britton	55,000	(16)	1.0
Stephen W. Leach	9,653	(17)	*
All directors and executive officers as a group (14 persons)	3,497,942	(18)	55.1

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Corporate Secretary.
(2)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of January 31, 2006 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(3)	Paul C. Heeschen, the chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership. Includes 250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011, and 4,219 shares subject to warrants that may be exercised if a change in control event occurs and will expire on May 10, 2008.
(4)	Includes the beneficial ownership of Westcliff Capital Management, LLC and Richard S. Spencer III, a manager and the majority member of Westcliff Capital Management, LLC. Includes the beneficial ownership of entities for which Westcliff Capital Management, LLC is (i) the general partner and investment adviser or (ii) the investment adviser only. Westcliff Capital Management, LLC and Mr. Spencer have shared voting and investment power as to all shares. Includes 208,331 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011. Mr. Spencer is a member of our board of directors.
(5)	Includes 41,666 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011. According to the Schedule 13G/A, filed on February 14, 2005: (i) the securities are held in the account of Peninsula Fund, L.P. (“Peninsula Fund”), a private investment fund; (ii) Peninsula Capital Management, Inc. may be deemed to have beneficial ownership of such securities by virtue of its role as the general partner of Peninsula Fund; and (iii) Scott Bedford may be deemed to have beneficial ownership of such securities by virtue of his role as the majority owner of the general partner of Peninsula Fund.
(6)	Paul C. Heeschen, the Chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.
(7)	Includes (i) 1,322,594 shares beneficially owned by Sequoia Enterprises, LP (250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011 and 4,219 shares subject to warrants that may be exercised if a change in control event occurs and will expire on May 10, 2008), (ii) 355,290 shares beneficially owned by D.C.H., LP and (iii) 63,978 shares beneficially owned by Redwood Enterprises VII, LP. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Includes 39,342 shares owned personally by Mr. Heeschen (37,500 shares subject to options that are exercisable within 60 days), 7,750 shares held by the Palm Trust, of which Mr. Heeschen is a trustee with shared voting and investment power as to all of such shares, and 250 shares owned by the Paul C. Heeschen Revocable Living Trust.
(8)	Includes (i) 1,163,560 shares beneficially owned by Westcliff Management, LLC (see footnote 4 above), and (ii) 26,250 shares personally owned by Mr. Spencer, which are subject to options that are exercisable within 60 days.
(9)	Includes 56,250 shares subject to options that are exercisable within 60 days. This number does not include 21,250 shares held by the Virginia R. Cirica Trust. Ms. Cirica is Mr. Goelman’s wife. Mr. Goelman disclaims any beneficial interest in the Virginia R. Cirica Trust, except to the extent to which Mr. Goelman is a contingent beneficiary under the terms of that trust.
(10)	Includes 7,500 shares subject to options that are exercisable within 60 days.
(11)	Includes 10,000 shares subject to options that are exercisable within 60 days.
(12)	Mr. Laverty resigned on December 13, 2005. Includes 100,000 shares subject to options that are exercisable within 60 days.
(13)	Mr. Lynch retired on January 1, 2006. Includes 150,000 shares subject to options that are exercisable within 60 days.
(14)	Mr. McCarthy was promoted to Chief Financial Officer on January 1, 2006. Includes 6,666 shares subject to options that are exercisable within 60 days.
(15)	Includes 78,750 shares subject to options that are exercisable within 60 days.
(16)	Includes 55,000 shares subject to options that are exercisable within 60 days.
(17)	Includes 9,375 shares subject to options that are exercisable within 60 days.
(18)	Includes 1,037,132 shares subject to options and warrants that are exercisable within 60 days.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that during our fiscal year ended June 29, 2005, all Section 16 reporting persons complied with all applicable filing requirements, except with regard to (1) the issuance of options to purchase 15,000 shares to each non-employee board member pursuant to the 2000 Equity Incentive Plan, (2) the filing of a Form 3 in connection with the appointment of Stephen Leach as Vice President-Coffee, and (3) the filing of a Form 3 and a Form 4 in connection with the appointment of Steven Heyman as Vice President-Sales. Each of Messrs. Heeschen, Goelman, Spencer, Powell and Churm filed late Forms 4 in connection with the receipt of options to purchase 15,000 shares under the 2000 Equity Incentive Plan. Mr. Leach was promoted from within Diedrich Coffee, Inc. and a Form 3 should have been filed at the time of his promotion. A Form 3 for Mr. Leach was filed on November 10, 2005. A Form 3 and Form 4 should have been filed at the time of Mr. Heyman’s employment. On November 8, 2005, a Form 3 for Mr. Heyman was filed along with Form 4 in connection with the grant of 20,000 options to purchase common stock when he was hired.

Independent Registered Public Accounting Firm

KPMG LLP was previously our independent registered public accounting firm. On October 26, 2004, the Audit Committee approved the dismissal of KPMG LLP as our independent registered public accountants upon the acceptance by BDO Seidman, LLP of its appointment to serve in such capacity. The decision to change independent registered public accounting firms was recommended and approved by the Audit Committee.

The audit reports of KPMG LLP on the consolidated financial statements of Diedrich Coffee, Inc. as of and for the fiscal years ended June 30, 2004 and July 2, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on our 2003 financial statements contained an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective June 28, 2001.

In connection with the audits of the fiscal years ended June 30, 2004 and July 2, 2003 and the subsequent interim period through October 26, 2004, there were no disagreements or reportable events with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement or reportable event, except as described below:

In performing its audit of our consolidated financial statements for the year ended June 30, 2004, KPMG noted a matter involving our internal controls that it considered to be a reportable condition. A “reportable condition,” which may or may not be determined to be a material weakness, involves matters relating to significant deficiencies in the design or operation of internal controls that, in KPMG’s judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. The reportable conditions, which we did not consider to be material weaknesses, noted that we do not have adequate internal controls over the application of new accounting principles or the application of existing accounting principles to new transactions. Specifically, KPMG noted that in the fourth quarter of fiscal year 2004 we had recognized $113,000 in franchise revenue related to a terminated area development agreement when it should have been recognized in the first fiscal quarter, which resulted in us having to restate our first fiscal quarter results. It also noted that we had not fully addressed the impact of accounting for the warrants associated with the convertible debt issued in May 2004, and had not timely completed the assessment necessary to implement Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” We authorized KPMG to respond fully to the inquiries of BDO Seidman, LLP regarding the events described above.

For the fiscal year ended June 30, 2004 and the subsequent interim period through October 26, 2004, we did not consult with BDO Seidman, LLP regarding the application of accounting principles to a specified transaction, type of audit opinion that might be rendered on our financial statements, or any other accounting, auditing or reporting matters.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our 2005 Annual Report on Form 10-K, as amended by the Form 10-K/A filed with the Securities and Exchange Commission on October 27, 2005, is incorporated by reference. Based on Securities and Exchange Commission regulations, the reports of the compensation committee and audit committee, beginning on pages 13 and 15, respectively, and the stock performance graph on page 17 of this proxy statement, are not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission. This proxy statement is sent to you as part of the proxy materials for the 2005 annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances, the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. However, banks, brokers and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from its broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his, her or its broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling our Investor Relations department at (949) 260-1600.

Availability of Additional Information

Copies of our 2005 Annual Report have been distributed to stockholders. Additional copies and additional information is available upon request without charge by calling Investor Relations at (949) 260-1600, or by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations.

Stockholder Proposals

2005 Annual Meeting Proposals

If a proponent of a proposal fails to notify us at least 45 days prior to the anniversary of the date of the mailing of last year’s proxy statement, then we will be allowed to use our discretionary voting authority under proxies solicited by the board of directors when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be made at our upcoming annual meeting, and will therefore be allow to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

2006 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our annual meeting of stockholders following our 2006 fiscal year under Rule 14a-8 must cause their proposals to be received in writing by our Corporate Secretary at the address set forth on the first page of this proxy statement no later than October 14, 2006. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws, as discussed above, and the rules and regulations promulgated by the Securities and Exchange Commission. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card.

By order of the board of directors,

Paul C. Heeschen

Chairman of the Board of Directors

Irvine, California

February 7, 2006

P R O X Y

DIEDRICH COFFEE, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 2, 2006

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen V. Coffey and Sean M. McCarthy, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of Diedrich Coffee, Inc. held of record by the undersigned at the annual meeting of stockholders of Diedrich Coffee, Inc. to be held on Thursday, March 2, 2006 at 9:30 a.m. local time, and any adjournments or postponements thereof, as indicated on the reverse side hereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

1.      Election of five (5) members to the board of directors of Diedrich Coffee, Inc.:

	☐	FOR all nominees listed below for whom stockholder is entitled to vote†	☐	WITHHOLD AUTHORITY for all nominees listed below for whom stockholder is entitled to vote†	☐	* EXCEPTIONS

	Nominees:	Peter Churm Timothy Ryan		Lawrence Goelman Richard Spencer		Paul Heeschen

† INSTRUCTIONS. To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions:

2. Ratification of the selection of BDO Seidman, LLP as the independent auditor of Diedrich Coffee, Inc. for the fiscal year ending June 28, 2006.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

(please sign on reverse side)

Please Detach Here

Ú	You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope	Ú

Ú DETACH PROXY CARD HERE Ú

DIEDRICH COFFEE, INC.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated in each case February 7, 2006. All other proxies heretofore given by the undersigned to vote shares of common stock of Diedrich Coffee, Inc. are expressly revoked.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the election as directors of all nominees nominated in Item 1 for which the stockholder is entitled to vote and FOR the proposal in Item 2.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes MUST be indicated (x) in BLACK or BLUE ink.
	I plan to attend the annual meeting	☐

	Change of address or comments mark here	☐

Date: ____________________________________________________, 2006

Signature:

Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.